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                          CERTIFICATE OF INCORPORATION

                                       OF

                             STRATOS LIGHTWAVE, INC.


                                    ARTICLE I

         The name of the corporation is Stratos Lightwave, Inc. (hereinafter referred to as the "Corporation").

                                   ARTICLE II

         The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the "DGCL").

                                   ARTICLE IV

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value one cent ($.01) per share (the
"Common Stock").

                                    ARTICLE V

         The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         A. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

         B. The directors of the Corporation need not be elected by written ballot unless the by-laws so provide.


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               C. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the President or by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

                                   ARTICLE VI

         The board of directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation. Any adoption, amendment or repeal of the by-laws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

                                  ARTICLE VII

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE VIII

         The name and mailing address of the incorporator are as follows:

         NAME                       MAILING ADDRESS
         ----                       ---------------

         Ingrid J. Scheckel         115 S. LaSalle St., 35th Floor
                                    Chicago, IL 60603



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         I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do hereby certify the facts herein stated are true, and have accordingly hereunto set my hand this 12th day of April, 2000.


                                               /s/ INGRID J. SCHECKEL
                                             ------------------------------
                                                   Ingrid J. Scheckel


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